EXHIBIT 11
                           MARK IV INDUSTRIES, INC.
       STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS (UNAUDITED)
           For the Three Month Periods Ended May 31, 1995 and 1994
                (Amounts in thousands, except per share data)

                                                             Three Months
                                                             Ended May 31,
                                                             ------------
                                                             1995     1994
PRIMARY

Shares outstanding:
  Weighted average number of
   shares outstanding                                       60,104    44,861
  Net effect of dilutive stock
   options (1)                                                 323       281
    Total                                                   60,427    45,142

Net income                                                $ 24,600  $ 17,100

Net income per share (2)                                  $    .41  $    .38


FULLY-DILUTED

Shares outstanding:
  Weighted average number of
   shares outstanding                                       60,104   44,861
 Shares issuable upon conversion of
  the Company's 6-1/4% Convertible
  Subordinated Debentures                                      -      8,341
 Net effect of dilutive stock
   options (1)                                                 367      284
       Total                                                60,471   53,486

Net Income                                                $ 24,600  $17,100
Interest on Convertible Subordinated
 Debentures, less tax effect                                   -      1,100
  Net income                                              $ 24,600  $18,200

Net income per share                                      $    .41  $   .34

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(1)   The net effects for the three month periods ended May 31, 1995 and 1994 are based upon the treasury stock method using the average market price during the periods for the primary amounts, and the higher of the average market price or the market price at the end of the period for the fully-diluted amounts.
(2) Primary earnings per share have been reported in the Company's financial statements based only upon the shares of common stock outstanding, since the dilutive effect of the stock options is not considered to be material.